UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2024

BrightView Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38579	46-4190788
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

980 Jolly Road

Blue Bell, Pennsylvania 19422

(484) 567-7204

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, the Company announced on February 23, 2024, that the employment as an executive officer of Jamie C. Gollotto, President, Seasonal (Maintenance Services), ended effective at the close of business on February 19, 2024 (the “Transition Date”) and that he will provide services as a non-executive employee until March 29, 2024 (the “Separation Date”).

On February 27, 2024, the Company and Mr. Gollotto entered into a Transition Services and Separation Agreement (the “Transition Agreement”) which, in exchange for a release of claims, agreeing to certain post-employment restrictive covenants set forth in the Transition Agreement and other valuable consideration, provides that Mr. Gollotto will be employed full-time as a non-executive employee during the period beginning on Transition Date and continuing until the Separation Date (the “Transition Period”), unless earlier terminated under the Transition Agreement. The Transition Agreement supersedes and replaces Mr. Gollotto’s employment letter agreement dated July 1, 2020 (the “Employment Letter”).

During the Transition Period, Mr. Gollotto will (i) receive an annual base salary at his current rate of $425,000; (ii) have an opportunity to earn an annual incentive bonus for fiscal year 2024, subject to the terms and conditions of the Company’s annual bonus plan, with a target annual bonus equal to 85% of his base salary; and (iii) continue to be eligible to participate in the employee benefit plans generally available to employees of the Company.

Under the Transition Agreement, if Mr. Gollotto terminates employment on the Separation Date, or is earlier terminated without “cause” (as defined in the Employment Letter) (each a “Qualifying Termination”) then, subject to his timely execution and non-revocation of a release of claims and continued compliance with the restrictive covenants set forth in the Transition Agreement, he will be eligible to receive the following severance benefits:

•	a severance payment equal to his annual base salary as in effect prior to the Transition Date payable over the 12-month period following the Separation Date;

•	prorated annual bonus for the fiscal year ending September 2024 based on the Company’s actual achievement of applicable performance metrics, which bonus will be paid at such time as bonuses are paid to other senior executives with respect to such fiscal year;

•	continuation of COBRA coverage at active employee rates (with the Company paying the remainder of the premium) for up to 18 months following termination; and

•	outplacement services for 12 months following termination in an amount not to exceed $7,500.

These severance benefits are the same severance benefits provided by Mr. Gollotto’s Employment Letter.

As additional consideration, if Mr. Gollotto experiences a Qualifying Termination then, subject to Mr. Gollotto’s timely execution and non-revocation of a release of claims and continued compliance with the restrictive covenants set forth in the Transition Agreement, he will be entitled to the following additional severance benefits:

•	The following tranches of time-vesting restricted stock units (“RSUs”) held by Mr. Gollotto will remain outstanding and eligible to vest on the applicable vesting date: (i) 3,742 RSUs granted in fiscal year 2020 will vest on November 19, 2024, (ii) 4,089 RSUs granted in fiscal year 2021 will vest on November 18, 2024, (iii) 14,372 RSUs granted in fiscal year 2022 will vest on November 18, 2024, (iv) 12,463 RSUs granted in fiscal year 2023 will vest on June 1, 2024, (v) 12,463 RSUs granted in fiscal year 2023 will vest on December 1, 2024 and (vi) 8,854 RSUs granted in fiscal year 2023 will vest on November 17, 2024.

•	Any vested options held by Mr. Gollotto will remain exercisable for 90 days following the Separation Date (or any earlier termination of employment).

•	Mr. Gollotto’s cash retention award will remain outstanding, with 50% becoming vested and payable on June 1, 2024, and the remaining 50% becoming vested and payable on December 1, 2024.

Except as provided above, any unvested equity awards held by Mr. Gollotto as of the Separation Date (or such earlier termination date) will be forfeited.

The foregoing description of the Transition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transition Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Transition Services and Separation Agreement, effective February 27, 2024, by and between BrightView Holdings, Inc., BrightView Landscapes, LLC and Jamie C. Gollotto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BrightView Holdings, Inc.

Date: March 1, 2024	By:	/s/ Jonathan M. Gottsegen
Jonathan M. Gottsegen
Executive Vice President, Chief Legal Officer and Corporate Secretary